EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated and effective as of January 1, 2002 ("Effective Date"), by and between Empire Financial Services, Inc., a Georgia corporation (the "Company"), and J. David Dyer, Jr., whose mailing address is 3738 Sussex Drive, Milledgeville, Georgia, 31061 (the
"Executive").

The Company and the Executive are parties to a prior Employment Agreement, dated and effective as of January 1, 1997, which Employment Agreement was amended and restated, effective as of December 1, 2000 ("Prior Employment Agreement"). The Company and the Executive desire to supersede and replace the Prior Employment Agreement in its entirety with this Agreement, effective as of the Effective Date. The Company now desires to employ the Executive, and the Executive is willing to be employed by the Company, on the terms and conditions set forth in this Agreement.

Accordingly, in consideration of the premises and the respective covenants and agreements of the parties set forth below, and intending to be legally bound hereby, the parties agree as follows:

1. Employment. The Company hereby employs the Executive, and the Executive hereby accepts such employment, on the terms and conditions set forth in this Agreement. The Executive represents and warrants that he is not a signatory to, or otherwise bound by, any agreement that would prevent or materially impair his ability to accept and perform the employment duties contemplated by this Agreement.


2. Term. The term of employment (the "Term") shall commence on January 1, 2002 (the "Effective Date") and shall end on December 31, 2006, unless sooner terminated as

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hereinafter provided.  Each calendar year during the Term ending December 31 is sometimes referred to herein as a "Contract Year."


3.  Duties, Authority, Status and Responsibilities.  During the first three
(3) Contract Years of the Term (i.e., through December 31, 2004), the Executive (i) shall serve in the capacity as President and Chief Executive Officer and shall have the duties and responsibilities consistent therewith as may be determined from time to time by the Board of Directors of the Company, and (ii) shall devote his full time and best efforts during normal business hours to the business and affairs of the Company, except for vacations, illness or as otherwise agreed to by the Board of Directors and the Executive. Commencing on January 1, 2005 (or such other date as the parties may agree upon) and through the end of the Term, the Executive shall, in consultation with the Board of Directors, assist in the hiring, development and training of an individual to perform his duties and responsibilities. During the period commencing January 1, 2005, the Executive and the Board of Directors will mutually agree upon a reduced work schedule for Executive and a transfer of certain responsibilities to his successor or to other employees. When Executive commences working a reduced schedule, his Base Salary and Incentive Compensation under Section 5 shall be proportionately reduced to reflect his reduced work schedule. During the Term, the Executive will be a member of the Board of Directors of the Company and he agrees to serve in such capacity without additional compensation during the Term.

4. Place of Performance. The Executive shall be based and shall perform his duties at the offices of the Company in Milledgeville, Georgia, except for reasonable travel as the performance of the Executive's duties may require.

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5.  Compensation.
(a) Base Salary. During the Term, the Executive shall receive from the Company an annual base salary to be determined and revised from time to time for possible increase by the Board of Directors (as in effect from time to time, "Base Salary"). The Base Salary shall not be decreased during the Term. The initial Base Salary is $230,129. The Base Salary shall be payable in regular installments in accordance with the customary payroll practices of the Company.

(b) Incentive Compensation. In addition to the Base Salary, with respect to each fiscal year of the Company during the Term, the Executive shall be eligible to earn incentive or bonus compensation (the "Bonus") in accordance with such bonus plan as may be established by the Board of Directors for the fiscal year. Unless the parties otherwise agree, the Bonus for the Executive for each fiscal year shall be 15% of the Total Net Income Before Taxes and staff bonuses but after the first $500,000 of Total Net Income Before Taxes, all determined on an annual basis. The
Bonus will be payable in quarterly draws of up to 80% of that quarter's
Bonus with a "settling up" adjustment made as soon as practical after fiscal year end. The first $500,000 of Total Net Income Before Taxes would be prorated equally over the four calendar quarters of each fiscal year. If Net Income Before Taxes does not equal at least $125,000 in a given calendar quarter, the deficiency shall be carried over to successive quarters until $500,000 in Net Profit Before Taxes is achieved for the fiscal year.

(c) Deferred Compensation. As additional consideration for the Executive's service and covenants herein, the Company shall pay the Executive an amount of other compensation ("Deferred Compensation") which shall be determined and shall be payable in accordance with the provisions of this subsection (c). Such payment (if any) shall be made no

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later than ninety (90) days after a Termination Event.  A Termination Event for purposes of this Agreement shall mean the Executive's termination of employment by reason of death, disability, or other termination of employment by the Company or by Executive, or the expiration of the Term.

  (i) The Deferred Compensation payable to the Executive shall be credited to an account ("Deferred Compensation Account") established by the Company on its books, as follows: $200,000 on December 31, 2002, and $200,000 on each of the four (4) December 31sts thereafter, through and including December 31, 2006 (subject to reduction as provided in Section 3). The Company will establish deemed investment options in which the amounts credited to the Executive's Deferred Compensation Account will be deemed to be invested based upon the Executive's investment elections, which investment options will reflect those customarily offered by this type of plan. The Company will periodically increase or decrease the Executive's Deferred Compensation Account to reflect the amount by which the Deferred Compensation Account would have increased or decreased if it had been invested in the investment options selected by the Executive. The amount credited to the Executive's Deferred Compensation Account on any date, including the date of a Termination Event, shall reflect the adjustments for investment in the deemed investment options.

  (ii) Subject to applicable tax rules, the Company intends to establish a grantor trust to which it will contribute the amounts credited to the Executive pursuant to subsection (i) above. The trust may (but is not required to) acquire investments to reflect the deemed investment options offered to the Executive pursuant to subsection (i) above. The establishment of the trust shall not affect the status of the Deferred Compensation Account as an unfunded arrangement.

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  (iii)  The amount of the Deferred Compensation Account payable to the
Executive shall be determined as follows:

   (A) In the event the Executive remains employed until the end of the Term (whether or not he terminates employment at the end of the Term) or if Executive elects to terminate his employment prior to the end of the Term, the Executive will be paid in a lump sum the full amount credited to the Deferred Compensation Account on the date of the Termination Event.

   (B) In the event the Executive is terminated by the Company without Cause prior to the end of the Term or Executive dies or incurs a Disability prior to the end of the Term, the Executive will be paid in a lump sum the full amount credited to the Deferred Compensation Account as of the date of the Termination Event, plus the amount of the additional annual credits pursuant to subsection (i) above that have not yet been made.

   (C) In the event Executive is terminated by the Company for Cause prior to the end of the Term, the Executive will be paid in a lump sum the amount credited to the Deferred Compensation Account on the date of the Termination Event.

  (iv) For purposes of this Agreement, the term "Cause" shall mean (i) a determination by the Board of Directors that the Executive has failed to follow any of the Company's lawful policies or directives made to the Executive by the Board of Directors or to perform his duties under this Agreement and, if such breach is curable as determined by the Board of Directors in good faith, the failure of the Executive to cure such failure within 10 days of receiving written notice thereof from the Company; (ii) the conviction of, or plea of guilty or nolo contendre by the Executive to, a charge of any crime involving moral turpitude or a felony; (iii) an act of wilful misconduct, fraud or personal dishonesty, by the Executive involving the

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assets of the Company; (iv) the bankruptcy or an assignment for the benefit of creditors by the Executive; or (v) refusal or failure to furnish information concerning the Company's affairs as requested by the Board of Directors within 10 days after notice of such request for information is given to the Executive.

  (v) For purposes of this Agreement, "Disability" shall mean Executive's inability, as a result of physical or mental incapacity resulting from an injury or illness, to substantially perform his duties under this

Agreement for a period of at least six (6) continuous months and which appears to be permanent or indefinite. The determination of Disability shall be made by the Board of Directors based upon the information provided to, or developed by, the Board.

6. Expenses. During the Term, the Executive shall be entitled to receive from the Company prompt reimbursement for all reasonable travel and business expenses incurred by him (in accordance with the policies and procedures established by the Board of Directors from time to time for the Company's executive officers) in performing services hereunder, upon presentation of expense statements or vouchers and such other information as the Company may reasonably require.


7.  Employee Benefits.
(a) General. The Executive shall be entitled to participate in all employee benefit plans, programs and arrangements of the Company now or hereafter made available to employees of the Company, as such plans, programs and arrangements may be in effect from time to time, provided that, effective as of the Effective Date, Executive has irrevocably elected to waive participation in the Southwest Georgia Financial Corporation Employee
Stock Ownership Plan and the Pension Plan. Without limiting the forgoing, during

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the Term, the Executive shall be entitled to and shall have paid sick leave of not more than thirty days during each Contract Year. The Board of Directors shall determine, from time to time, the extent to which the Executive shall have the right to participate in other bonus, incentive compensation, stock option or stock purchase plans. The Company shall indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising from or out of the Executive's performance as an officer, director or employee of the Company to the maximum extent permitted by law and the certificate of incorporation and by-laws of the Company, except in cases where such performance constitutes fraud, gross negligence, criminal conduct or a violation of any law, governmental regulation or course of dealing generally accepted in the industry. The Company shall maintain in full force and effect directors' and officers' liability insurance unless the Board of Directors of the Company determines that the cost of such insurance is not commercially reasonable when weighted against the nature of the coverage available.

(b) Vacations. The Executive shall be entitled to annual vacation in accordance with the Company's vacation policies in effect from time to time for executives of the Company. Vacations shall not be taken in a manner which will unreasonably interfere with the Executive's duties hereunder. The Executive shall also be entitled to all paid holidays given by the Company to its employees.

8. Termination. The Executive's employment hereunder may be terminated at any time by the Company (whether with or without Cause) or by the Executive. Upon such termination, the Executive shall receive no further compensation from the Company pursuant to this Agreement, except any accrued and unpaid Base Salary, any Bonus Amounts from previous fiscal years which have been earned and are payable but which have not yet been paid, any
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
unpaid vacation pay, and any Deferred Compensation (determined in accordance with Section 5(c)). Any termination of the Executive's employment by the Company or by Executive shall be communicated by a written notice of termination (the "Notice of Termination") to the other party in accordance with Section 9. For purposes of this Agreement, the "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of this death, (ii) if the Executive's employment is terminated because of Disability, 30 days after delivery to the Executive of the Notice of Termination (provided, that the Executive shall not have returned to the satisfactory performance of his duties during such 30-day period), (iii) if the Executive's employment is terminated for Cause, the date specified in the Notice of Termination, and
(iv) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is delivered.

9. Notice. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally,
(b) on the business day following the day such notice or other communication is sent by recognized overnight courier, (c) on acknowledgment of the receipt of a facsimile of such notice or other communication, or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for notices to the Executive shall be as set forth in page 1 hereof and to the Company shall be at 121 Executive Parkway, Milledgeville, Georgia, 31061, to the attention of the Chairman of the Board of Directors, with a copy to Southwest Georgia Financial Corporation, 201 First Street, S.E., Moultrie, Georgia, 31768, to the attention of the President.

10. Covenant Not to Compete and Confidentiality. The Executive acknowledges that the Company is engaged in the business of originating, servicing, selling, and

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brokering commercial and mortgage loans (the "Company
Business") in Georgia and the states contiguous thereto, and his work for the Company has given him and may continue to give him access to trade secrets of, and confidential information concerning, the Company.
Accordingly, the Executive covenants and agrees as follows:

(a) During the Term and for a period of two years (the "Restricted Period") following the earlier of (x) the expiration of the Term and (y) the date the Executive ceases to be employed by the Company, the Executive will not, in the State of Georgia or in the states adjacent thereto, directly or indirectly, (i) engage in the Company Business for Executive's own account, (ii) engage in the Company Business as an employee, consultant or commissioned agent on the behalf of any person or entity engaged in any business that competes with the Company Business, (iii) acquire a financial interest in, or otherwise become actively involved with, any person or entity engaged in any business that competes with the Company Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with a business relationship (whether formed before or after the date of this Agreement) between the Company or any shareholder of the Company and its subsidiaries that are engaged in a business similar to the Company Business (the "Company Affiliates") and customers of the Company or the Company Affiliates.

(b) Notwithstanding anything to the contrary in this Agreement, the Executive may, directly or indirectly own, solely as an investment, securities of any entity engaged in the Company Business if the Executive (i) is not a controlling person of, or a member of a group which controls, such entity and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such entity.

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(c)  During the Term of the Executive's employment hereunder and thereafter the Executive will keep secret and retain in strict confidence and will not use for the benefit of himself or others except in connection with the business and affairs of the Company and the Company Affiliates, all confidential matters relating to the Company Business or to the Company or the Company Affiliates which are unique to the Company Business, the Company or the Company Affiliates, as the case may be, including "know-how", financial information, trade secrets, customer lists, pricing policies, marketing plans or strategies and other business affairs relating to the Company Business or to the Company or the Company
Affiliates that are unique to the Company Business, the Company or the Company Affiliates, as the case may be, and that are learned by the Executive whether before or after the date of this Agreement, and will not disclose them to anyone outside of the Company and the Company Affiliates, whether during or after employment by the Company, except (i) as required in the course of performing his duties for the Company, (ii) with the Company's express written consent or (iii) to the extent any such confidential matter must be disclosed by the Executive pursuant to law and the Executive's disclosure is limited to that which is required by law, upon 10 days prior written notice to the Company.

(d) All memoranda, notes, lists, records and other documents or papers (and all copies hereof), including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of the Executive, or made available to the Executive concerning the Company Business or the business of the Company, are and will be the Company's property and will be delivered to the Company promptly upon the termination of the Executive' employment with the Company.

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(e)  During the Restricted Period, the Executive will not, directly or indirectly, solicit or encourage any employee of the Company or the Company Affiliates to leave the employment of the Company or the Company Affiliates.

(f) During the Restricted Period, the Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or the Company Affiliates any consultant then under contract with the Company or the Company Affiliates.

(g) If the Executive breaches, or threatens to commit a breach of, any of the provisions of this Section 10 (the "Restrictive Covenants"), the Company will have the following rights and remedies, each of which will be independent of the others and severally enforceable, and all of which will be in addition to and not in lieu of, any other rights and remedies available to the Company under law or in equity:

  (i) The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction; provided that the

Executive acknowledges and agrees that, solely for purposes of the Company obtaining or attempting to obtain any such equitable relief, the Executive will not challenge an assertion by the Company that any such breach or threatened breach will cause irreparable injury to the Company, nor will it be asserted as a defense to any such attempt to obtain equitable relief that money damages will provide an adequate remedy to the Company.

  (ii) The right and remedy to require the Executive to account for and pay over to the Company, all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by the Executive as a result of any transactions constituting a breach or threatened breach of any of the Restrictive Covenants, and the Executive will account for and pay over such Benefits to the Company, as the case may be.

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  (iii)  The right and remedy to require the Executive to account for and pay over to the Company the amount paid to the Executive from the Deferred Compensation Account.

(h) The Executive acknowledges and agrees that the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects.
If any court determines that any of the Restrictive Covenants, or any part hereof, are invalid or unenforceable, the remainder of the Restrictive Covenants will not be affected thereby and will be given full effect, without regard to the invalid portions.

(i) If any court determines that any of the Restrictive Covenants, or any part hereof, is unenforceable because of the duration or geographic scope of any such provision, such court will have the power to modify the duration or scope of such provision, as the case may be, and, in its modified form, such provision will then be enforceable.

(j) The Restrictive Covenants may be enforced by the courts of any jurisdiction within the geographical scope of such covenants or any other such court that may properly exercise jurisdiction as long as any such court has jurisdiction over the Executive. If any of such courts hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants or otherwise (as long as such courts have jurisdiction over the Executive) as to breaches of such covenants in such other jurisdiction, such covenants as they relate to each jurisdiction being, for this purpose, severable into distinct and independent covenants.

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11.  Representations and Warranties.  The Executive hereby represents and warrants to the Company that:

(a) The Executive has not, at any time, been found by a court in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law where such judgment has not subsequently been reversed, suspended or vacated.

(b)  During the past five years, no petition under the Bankruptcy Code Title

11, U.S. C. or any state insolvency law has been filed by or against, nor has any receiver or similar officer been appointed by a court for the business or property of, (i) the Executive, (ii) any partnership in which the Executive was a general partner at or within two years before the time of such filing, or (iii) any corporation or business association of which the Executive was an executive officer or director at or within two years before the time of such filing.

(c) Except as set forth on Schedule A attached hereto, the Executive does not, and no member of Executive's Family (as defined below):

  (i) owns, directly or indirectly, any significant (as defined below) interest in, or is an officer, director or key employee of, any entity which is, or is engaged in business as, a competitor, lessor, lessee, supplier, agent or customer of the Company.

  (ii) owns, directly or indirectly, any significant interest in any property that the Company uses in the conduct of its business.

As used herein, "Executive's Family" shall mean the Executive's parents, spouse and children and "significant" shall mean ownership of more than five (5%) of a corporation, partnership or other entity.

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During the Term, the Executive shall be under a continuing obligation to revise Schedule A to insure that the representations and warranties contained in Section 11(c) are true and correct as if made every day subsequent to the date hereof.

12.  Miscellaneous.
(a)  Resolution of Disputes; Arbitration.
  (i) Except as provided in Section 10, the Company and the Executive shall use their best efforts to resolve any dispute, controversy or claim between them with respect to any matter related to or arising out of this Agreement (each, a "Dispute") through negotiation. Such negotiation shall begin immediately after a party has delivered to the other party a written request for such negotiation. If within 60 days following the date on which such notice is given, the parties fail to resolve the dispute through such negotiations, then either party may initiate an arbitration proceeding in accordance with this Section 12(a).

  (ii) Subject to Section 12(a)(i), any Dispute shall be referred to and finally resolved by arbitration administered by the American Arbitration Association ("AAA") in accordance with the Commercial Arbitration Rules of the AAA and the provisions of this Section 12(a), before a single arbitrator to be appointed by the mutual consent of the Company and the Executive. In the event that the parties cannot agree on an arbitrator, the parties agree that the AAA shall designate an arbitrator. The arbitration proceedings shall be held in Macon, Georgia.

  (iii) The arbitrator shall decide the Dispute in accordance with this Agreement and the laws of the State of Georgia applicable to agreements made and to be

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performed entirely within such State.The decision of the arbitrator shall be in writing and presented in separate findings of fact and law.

The award of the arbitrator shall be final and binding on the parties from which no appeal may be taken, and an order confirming the award or judgment upon the award may be entered into in any court having jurisdiction there over.

  (iv) The arbitrator, in the award, may assess the fees and expenses of the arbitrator and of the arbitration proceeding, and the witness and attorneys' fees of the parties, or any part thereof, against either the Company or the Executive or both of them, taking into account the circumstances of the case. Except as assessed by the arbitrator in the award, the Company and the Executive shall each bear their own costs in connection with the arbitration proceeding, and shall each bear 50% of the fees and expenses of the arbitrator.

(b) Modification, Waiver, etc. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and a duly authorized officer of the Company, and such modification, waiver or discharge has been approved by the Board of Directors. No waivers by any party hereto at any time of any breach of another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement shall be binding on and inure to the benefit of the successors and assigns of the Company.

(c) Withholding Taxes. The Company may withhold from amounts payable under this Agreement such federal, state and local taxes as are required to be withheld pursuant to any applicable law or regulation and the Company shall be authorized to take such action as may be necessary in the opinion of the Company's counsel (including, without

                                   -86-

limitation, withholding amounts from any compensation or other amount owing from the Company to Executive) to satisfy all obligations for the payment of such taxes.

(d) Continuation of Employment. Unless the parties otherwise agree in writing, continuation of Executive's employment with the Company beyond the expiration of the Term shall not be deemed to extend any of the provisions of this Agreement and Executive's employment may thereafter be terminated at will by Executive or the Company without further obligation of either party hereunder.

(e) Governing Law. The validly, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Georgia applicable to agreements made and to be performed entirely in Georgia, without regard to the conflict of laws principles of such State.

(f) Assignment. This Agreement is a personal contract, and the rights and interest of the Executive hereunder may not, during the Term, be sold, transferred, assigned, pledged or hypothecated. This Agreement may be assigned by the Company to a company organized under the laws of one of the States of the United States which is wholly-owned or controlled directly or indirectly by the Company and which is a successor-in-interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company, shall have notified the Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such company, and the Company shall have no further rights or obligations hereunder.

(g) Severability of Invalid or Unenforceable Provision. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity

                                   -87-

or enforceability of any other provision of this Agreement, which all remain in full force and effect.

(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

(i) Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings, promises, covenants, arrangements and communications, both oral or written, among the parties with respect to the subject matter contained herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
                                 EMPIRE FINANCIAL SERVICES, INC.


                                 By:  /s/John H. Clark
                                 Title:  Chairman of the Board

                                      /s/J. David Dyer, Jr.
                                 J. David Dyer, Jr.


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